As filed with the Securities and Exchange Commission on April 28, 2011
 Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
_____________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_____________________________________________

INSITUFORM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	17988 Edison Avenue	13-3032158
(State or other jurisdiction of	Chesterfield, Missouri 63005	(I.R.S. Employer
incorporation or organization)	(636) 530-8000	Identification No.)
(Address of Principal Executive Offices)

INSITUFORM TECHNOLOGIES, INC.
2011 NON-EMPLOYEE DIRECTOR EQUITY PLAN
(Full title of the plan)

DAVID F. MORRIS, ESQ.
Senior Vice President, General Counsel and Chief Administrative Officer
Insituform Technologies, Inc.
17988 Edison Avenue
Chesterfield, Missouri 63005
(636) 530-8000
(Name, address and telephone number,
including area code, of agent for service)

Copy to:
ROBERT M. LAROSE, ESQ.
Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri  63101
Telephone:  (314) 552-6000
Facsimile:  (314) 552-7000

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Insituform Technologies, Inc. Class A Common Stock, $0.01 par value (1)	250,000	$24.54	$6,135,000	$712.27

(1)	Includes one attached Preferred Share Purchase Right per share.

(2)
Estimated solely for the purposes of computing the Registration Fee required by Section 6(b) of the Securities Act of of 1933, as amended, pursuant to the provisions of Rule 457(c) and (h) thereunder, based upon the average of the high and low sale prices of Class A common stock, $0.01 par value, of the Registrant as reported on the Nasdaq Global Select Market on April 26, 2011.

The undersigned registrant, Insituform Technologies, Inc. (the “Company”), hereby files this Registration Statement on Form S-8 (this “Registration Statement”) to register two hundred fifty thousand (250,000) shares of the Registrant’s Class A common stock, $0.01 par value (“Common Stock”), and attached Preferred Share Purchase Rights, for issuance to participants under the Insituform Technologies, Inc. 2011 Non-Employee Director Equity Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

(i)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010;

(ii)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(iii)	The Company’s Definitive Proxy Statement on Schedule 14A filed on March 18, 2011;

(iv)
All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year ended December 31, 2010;

(v)
The description of the Registrant’s Class A Common Stock set forth in the Registrant’s Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description; and

(vi)
The description of the Preferred Share Purchase Rights attached to each share of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A, filed on March 8, 2002, and any amendment or report filed for the purposes of updating such description.

Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents.  Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Where any document or part thereof is incorporated by reference in this Registration Statement, the Company will provide without charge to each person to whom a Prospectus with respect to the Plan is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.

Item 6.  Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to limit directors’ personal liability to the corporation or its stockholders from monetary damages for breach of fiduciary duty as a director, with certain exceptions. Paragraph Tenth of the Company’s Restated Certificate of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or for unlawful stock purchase or redemption of the corporation’s stock under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date Paragraph Tenth became effective.

Section 145 of the Delaware General Corporation Law permits a corporation, subject to the standards set forth therein, to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as such with respect to another entity at the request of the corporation. The Company’s Restated Certificate of Incorporation, as amended, provides for full indemnification of its directors and officers to the extent permitted by Section 145.  In addition, Article V of the Company’s Amended and Restated By-Laws provides for indemnification of persons by reason of the fact that he or she is or was serving as a director and/or officer of the Company.

In addition to the provisions in its Restated Certificate of Incorporation, as amended, and its Amended and Restated By-Laws, the Company has taken such other steps as are reasonably necessary to effect its indemnification policy.  Included among such other steps is liability insurance provided by the Company for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company.  The Company has also entered into indemnification agreements with individual directors.  These agreements generally provide such directors with a contractual right of indemnification to the full extent provided by applicable law and the charter documents of the Company as in effect at the respective dates of such agreements.

Item 8.  Exhibits.

See Exhibit Index on page 7 hereof.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on April 28, 2011.

INSITUFORM TECHNOLOGIES, INC.

By /s/ J. Joseph Burgess
J. Joseph Burgess
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints J. Joseph Burgess and David F. Morris, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 with respect to the Insituform Technologies, Inc. 2011 Non-Employee Director Equity Plan, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ J. Joseph Burgess J. Joseph Burgess	President, Chief Executive Officer and Director (Principal Executive Officer)	April 28, 2011
/s/ David A. Martin David A. Martin	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2011

Signature	Title	Date
/s/ Alfred L. Woods Alfred L. Woods	Chairman of the Board	April 28, 2011
/s/ Stephen P. Cortinovis Stephen P. Cortinovis	Director	April 28, 2011
/s/ Stephanie A. Cuskley Stephanie A. Cuskley	Director	April 28, 2011
/s/ John P. Dubinsky John P. Dubinsky	Director	April 28, 2011
/s/ Charles R. Gordon Charles R. Gordon	Director	April 28, 2011
/s/ Juanita H. Hinshaw Juanita H. Hinshaw	Director	April 28, 2011
/s/ M. Richard Smith M. Richard Smith	Director	April 28, 2011

EXHIBIT INDEX

Exhibit No.
4.1
Restated Certificate of Incorporation of the Company, as amended through May 7, 2010 (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q for the quarter ended June 30, 2010), and Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

4.2	Amended and Restated By-Laws of the Company, as amended through July 21, 2010 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed July 27, 2010).
4.3
Rights Agreement dated as of February 26, 2002 between the Company and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed by the Registrant on March 8, 2002).

5.1*	Opinion of Thompson Coburn LLP as to the legality of the securities being registered.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Thompson Coburn LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (set forth on signature page hereto).
99.1
Insituform Technologies, Inc. 2011 Non-Employee Director Equity Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A (File No. 000-10786), filed by the Registrant on March 18, 2011).

*  Filed herewith.